Exhibit 99.3

SCHEDULE I

BNT BBU HOLDING LP, by its general partner, BROOKFIELD BBU GP INC.

Name and Position of Officer or Director	Principal Business Address	Principal Occupation or Employment	Citizenship
Jaspreet Dehl, Director, Managing Partner and Secretary	181 Bay Street, Suite 300, Toronto, ON M5J 2T3	Managing Partner, Brookfield and Chief Financial Officer of BBU	Canada
Amanda Marshall, Director and Managing Director	181 Bay Street, Suite 300, Toronto, ON M5J 2T3	Managing Director, Brookfield	Canada
David Nowak, Managing Partner	181 Bay Street, Suite 300, Toronto, ON M5J 2T3	Managing Partner, Brookfield	Canada
A.J. Silber, Director	181 Bay Street, Suite 300, Toronto, ON M5J 2T3	Managing Director, Brookfield	Canada
Cyrus Madon, Managing Partner	181 Bay Street, Suite 300, Toronto, ON M5J 2T3	Managing Partner, Brookfield and Executive Chairman of BBU	Canada
Ryan Szainwald, Managing Partner	181 Bay Street, Suite 300, Toronto, ON M5J 2T3	Managing Partner, Brookfield	Canada
Anjali Mahtani, Senior Vice President	181 Bay Street, Suite 300, Toronto, ON M5J 2T3	Senior Vice President, Brookfield	Canada